Exhibit 99.1

For Immediate Release

April 22, 2014

Harvard, Illinois

Contact:	Donn Claussen	David Dobson
	President and CEO	Chief Financial Officer
	(815) 943-5261	(815) 943-5261

HARVARD ILLINOIS BANCORP, INC. ANNOUNCES

QUARTERLY EARNINGS

Harvard Illinois Bancorp, Inc. (OTC Capital Market – HARI) reported unaudited net income for the three months ended March 31, 2014, of $234,000, or $0.30 and $0.29 per share of common stock, basic and diluted, compared to net income of $159,000 or $0.20 per share of common stock, basic and diluted, for the three months ended March 31, 2013. Basic and diluted average shares outstanding at March 31, 2014 were 778,857 and 794,561, respectively. Basic and diluted average shares outstanding at March 31, 2013 were 750,765 and 757,952, respectively.

Net income increased $75,000, or 47.2% during the first quarter of 2014. The increase in net income was due to an increase in interest and dividend income of $23,000, and decreases in interest expense, provision for loan losses, and noninterest expense of $51,000, $119,000 and $62,000, respectively, partially offset by a decrease in noninterest income of $80,000, and an increase in the provision for income taxes of $100,000.

Total interest and dividend income increased $23,000 or 1.4% to $1.7 million for the three months ended March 31, 2014 compared to the same period in 2013. Although average interest-earning assets decreased $2.0 million to $158.0 million for the three months ended March 31, 2014 from $160.0 million for the three months ended March 31, 2013, the average yield increased 11 basis points to 4.24% from 4.13%. This increase reflected the higher average loan demand in our farmland and agricultural loan portfolios. Total interest expense decreased $51,000 or 13.0% to $342,000 for the three months ended March 31, 2014 from $393,000 for the same period in 2013. Average interest-bearing liabilities decreased $2.8 million to $138.7 million for the three months ended March 31, 2014 from $141.5 million for the three months ended March 31, 2013, and the average cost decreased 12 basis points to 0.99% from 1.11%. The decrease in interest expense was the result of the re-pricing of maturing interest-bearing liabilities at lower rates in the current interest rate environment. Our net interest margin increased to 3.38% for the three months ended March 31, 2014 from 3.15% for the three months ended March 31, 2013. The increase in our net interest margin reflected the higher average balance of loans in 2014 compared to 2013 from stronger loan demand in the agriculture industry, as well as the increase in the ratio of our average interest-earning assets to average interest-bearing liabilities to 113.88% for the three months ended March 31, 2014 from 113.00% for the same period in 2013.

A provision for loan losses of $25,000 was recorded for the three months ended March 31, 2014, a decrease of $119,000 or 82.6% from $144,000 for the three months ended March 31, 2013. The provision for loan losses reflected net charge offs of $69,000 for the three months ended March 31, 2014, compared to $144,000 for the three months ended March 31, 2013. The allowance for loan losses was $2.4 million, or 2.08% of total loans, at March 31, 2014, compared to $2.6 million, or 2.17% of total loans, at March 31, 2013. The allowance as a percent of nonperforming loans increased to 84.35% at March 31, 2014 from 44.82% at March 31, 2013. Nonperforming loans decreased to $2.9 million at March 31, 2014, compared to $5.7 million at March 31, 2013, a decrease of $2.8 million. All nonperforming loans were considered impaired at March 31, 2014 and 2013, and allowances for impaired loans decreased $289,000 or 64.7% to $158,000 at March 31, 2014 from $447,000 at March 31, 2013. Net charge-offs as a percent of average total loans outstanding decreased to 0.23% for the quarter ended March 31, 2014 from 0.49% for the same quarter in 2013. Management reviews the allowance for loan losses quarterly and has determined the allowance for loan losses at March 31, 2014 to be adequate.

Noninterest income decreased $80,000 or 32.5% to $166,000 for the three months ended March 31, 2014 from $246,000 for the three months ended March 31, 2013. The decrease was primarily due to a decrease in net realized gains on loan sales of $88,000 for the three months ended March 31, 2014 compared to the same period in 2013.

Noninterest expense decreased $62,000 or 5.2% to $1.1 million for the three months ended March 31, 2014 from $1.2 million for the three months ended March 31, 2013. Decreases in professional fees, marketing, federal deposit insurance and foreclosed assets, net, in the three months ended March 31, 2014 compared to the three months ended March 31, 2013 of $20,000, $21,000, $1,000 and $80,000, respectively, were partially offset by increases in compensation and benefits, occupancy, data processing, office supplies, indirect automobile loan servicing fees and other noninterest expense of $20,000, $12,000, $3,000, $4,000, $1,000 and $20,000, respectively. The decrease in foreclosed assets, net, was due primarily to gains, net of write-downs on foreclosed assets held for sale of $25,000 for the three months ended March 31, 2014, compared to losses and write-downs, net of $50,000 for the same period in 2013.

The provision for income taxes was $114,000 for the three months ended March 31, 2014 compared to a provision of $14,000 for the same period in 2013, an increase in provision of $100,000. The lower provision for income taxes in 2013 reflects the impact of a $40,000 non-recurring decrease in valuation allowances recorded for deferred tax assets related to capital losses on equity securities compared to none in 2014, and by a higher level of pre-tax income in 2014 as compared to 2013.

Total assets at March 31, 2014 were $167.4 million compared to $170.1 million at December 31, 2013. Loans, net were $114.3 million at March 31, 2014 compared to $116.9 million at December 31, 2013. The decrease in loans during the three months ended March 31, 2014 was due primarily to decreases in farmland and agriculture loans totaling $2.2 million. Total deposits at March 31, 2014 were $133.9 million, compared to $133.8 million at December 31, 2013. Total stockholders’ equity increased to $20.6 million at March 31, 2014 from $20.4 million at December 31, 2013. At March 31, 2014, Harvard Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 10.50%, 13.67%, and 14.94%, respectively.

Selected Consolidated Financial and Other Data

The financial condition data at March 31, 2014 and the operating data for the three months ended March 31, 2014 and 2013 is derived in part derived in part from the consolidated financial statements of Harvard Illinois Bancorp, Inc. and is unaudited. The financial condition data at December 31, 2013 is derived in part from the audited consolidated financial statements of Harvard Illinois Bancorp, Inc. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below are not necessarily indicative of the results that may be expected for future periods.

	At March 31,	At December 31,
	2014 (unaudited)	2013
	(Dollars in thousands)
Financial Condition Data:

Total assets	$167,380	$170,120
Cash and cash equivalents	28,015	28,089
Other interest-bearing deposits	5,650	6,240
Securities	7,381	6,378
Loans, net	114,331	116,858
Federal Home Loan Bank stock	870	870
Deposits	133,945	133,750
Federal Home Loan Bank advances	8,946	12,206
Total stockholders’ equity	20,592	20,446

	For the Three Months Ended March 31,
	2014 (Unaudited)	2013 (Unaudited)
	(Dollars in thousands)
Operating Data
Interest and dividend income	$1,676	$1,653
Interest expense	342	393
Net interest income	1,334	1,260
Provision for loan losses	25	144
Net interest income after provision for loan losses	1,309	1,116
Noninterest income:
Net realized gains on loan sales	4	92
Other noninterest income	162	154
Total noninterest income	166	246
Noninterest expense	1,127	1,189
Income before income taxes	348	173
Provision for income taxes	114	14
Net income	$234	$159

	At or For the Three Months Ended March 31,
	2014 (Unaudited)	2013 (Unaudited)

Performance Ratios:
Return on average assets (annualized)	0.55%	0.37%
Interest rate spread (annualized)(1)	3.25%	3.02%
Net interest margin (annualized)(2)	3.38%	3.15%
Noninterest expense to average total assets (annualized)	2.66%	2.78%
Average interest-earning assets to average interest-bearing liabilities	113.88%	113.00%

Capital Ratios:
Total risk-based capital to risk-weighted assets(4)	14.94%	14.11%
Tier 1 risk-based capital to risk-weighted assets(4)	13.67%	12.84%
Tier 1 leverage (core) capital to adjusted tangible assets(4)	10.50%	9.70%
Equity to total assets	12.30%	11.63%
Average equity to average total assets	12.18%	11.58%

Asset Quality Ratios:
Total non-performing assets to total assets(5)	1.72%	3.84%
Total non-performing assets and troubled debt restructurings to total assets(5)	2.46%	4.38%
Total non-performing loans to total loans(6)	2.47%	4.85%
Total non-performing loans and troubled debt restructurings to total loans(6)	3.52%	5.64%
Allowance for loan losses to total non-performing loans and troubled debt restructurings (6)	59.15%	38.52%
Allowance for loan losses to non-performing loans(6)	84.35%	44.82%
Allowance for loan losses to total loans	2.08%	2.17%
Net charge-offs (recoveries) to average total loans (annualized)	0.23%	0.49%

_____________________

(1)	The interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets.
(3)

The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains and losses on securities and losses on other than temporary impairment of equity securities.

(4)	For Harvard Savings Bank only.
(5)	Nonperforming assets consist of nonperforming loans, other real estate owned and repossessed automobiles.
(6)	Nonperforming loans consist of nonaccrual loans and accruing loans past due 90 days or more.

Harvard Illinois Bancorp, Inc. is a Maryland chartered stock holding company. The Company is headquartered at 58 North Ayer Street, Harvard, Illinois. The Company’s operations are limited to its ownership of Harvard Savings Bank, an Illinois chartered savings bank, which operates three offices located in McHenry and Grundy Counties in Illinois. All information at and for the periods ended March 31, 2014, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.